Exhibit 99.1
                                                                    ------------


                                 Press Releases

                              FOR IMMEDIATE RELEASE

CONTACTS: Cesar Garcia, President and Chief Executive Officer
 818-709-1244 or
 Ron Stabiner, The Wall Street Group, Inc.
 212-888-4848

         IRIS INTERNATIONAL EXPECTS RECORD REVENUES FOR FOURTH QUARTER

Revenues Increase 35% Due to Advancing Sales of Company's New iQ(R)200 System

CHATSWORTH, CA., Jan. 28, 2004-- IRIS International, Inc. (AMEX: IRI), a manufacturer and marketer of automated IVD urinalysis systems and medical devices used in hospitals and reference clinical laboratories worldwide, today announced that it expects to report record revenue for the fourth quarter ended Dec. 31, 2003 approximating $10.0 million for the first time in the Company's history.

"We shipped a record 59 iQ(R)200 Automated Urine Microscopic Analyzers in the fourth quarter, a tribute to the solid reception customers are giving our new product platform," stated Cesar Garcia, President and Chief Executive Officer. "The robust sales came on the heels of the 41 iQ(R)200 units shipped in an abbreviated third quarter as a result of the mid-August launch of the iQ(R)200 and brings to 100 the number of iQ(R)200 Automated Urine Microscopic Analyzers shipped to date. All domestic diagnostic sales were for the iQ(R)200 System which combines the iQ(R)200 Automated Urine Microscopic Analyzer with the AUTION MAX(TM) AX-4280."

"We are also pleased to report that our StatSpin(R) subsidiary ended with revenues slightly over the prior year in spite of a very slow first half," Mr. Garcia said.

IRIS' projected revenue of approximately $10.0 million for the fourth quarter compares favorably with net revenue of $7.38 million in the fourth quarter of 2002, a 35% increase. For the year ended Dec. 31, 2003, revenues are expected to exceed $30.0 million as compared to $28.2 million during 2002.

Mr. Garcia said that IRIS expects to break-even in the fourth quarter after taking one-time charges primarily related to the recent senior management restructuring. While spending $17 million in research and development during the past four years to develop the iQ(R)200 product platform, IRIS had 13 consecutive quarters of profitability before posting losses in the first two quarters of 2003 primarily due to expenses related to the product launch of the iQ(R)200.

The fourth quarter is seasonally the Company's strongest selling period. Since the August 2003 launch, sales of 100 iQ(R)200 automated microscopic analyzers through December 31, were made to hospitals and labs in the U.S. as well as to major distributors in Europe and ASIA covering 28 countries. "We are in the very early stages of penetrating the initial target market for the iQ(R)200 consisting of 2,500 independent labs and hospitals in the U.S. and 4,000 internationally that perform more than 45 microscopic urinalysis tests per day," Mr. Garcia said.
 "In addition, since the launch we have enhanced the iQ(R)200 to run up to 30% faster so that it now generates microscopic analysis at up to 60 specimens per hour."

IRIS is in the final stages of negotiating an agreement for exclusive distribution by Arkray, Inc., in Japan of IRIS' iQ(R)200. The distribution agreement is expected to be completed during the first quarter of 2004. Mr. Garcia noted that the latest revenue figures do not reflect any sales from IRIS to Arkray, the maker of a key integrated chemistry component of the iQ(R)200 System, the AUTION MAX(TM) AX-4280, the world's fastest-growing automated urine chemistry analyzer. "Arkray has a very significant installed base of AUTION MAX(TM) AX-4280 urine chemistry analyzers in Japan and Europe, representing a significant readily available potential market for IRIS," Mr. Garcia added.

The marriage of technology between IRIS and Arkray, which both manufacture and market standalone units, offers a formidable diagnostic tool. When IRIS' iQ(R)200 automated urine microscopic analyzer is combined with the AX-4280 chemistry analyzer, the end result is the only fully integrated walkaway automated system in the world performing complete urinalysis, chemistry and microscopy.

Actual results for the fourth quarter and year ended Dec. 31, 2003 are subject to the Company's year-end audit, which will be reported in March 2004.

THE COMPANY
IRIS International, Inc. (www.proiris.com) is a leader in automated urinalysis technology with workstations in major medical institutions throughout the world. The Company's newest generation iQ(R)200 fully automated urine microscopic analyzer utilizing image flow cytometry, patented Automated Intelligent Microscopy (AIM) technology and neural network-based particle recognition capabilities achieves a significant reduction in the cost and time consuming steps for manual microscopic analysis. The Company's StatSpin(R) subsidiary, based in Norwood, Mass., manufactures innovative centrifuges and blood analysis products. Advanced Digital Imaging Research, LLC (ADIR), based in the Houston, Texas, area, is the Company's research and development subsidiary.

SAFE HARBOR PROVISION
This release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on future commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by phrases such as "thinks,"
"anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. Other factors and uncertainties that could affect the Company's forward-looking statements include, among other things, the following: unexpected technical and marketing difficulties inherent in major product development efforts such as the current project to improve the Company's urinalysis workstation product line; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures, as well as potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company's products; rapid technological change in the microelectronics and software industries; and increasing competition from imaging and non-imaging based in-vitro diagnostic products. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.